EXHIBIT 99.1

Edible Garden Signs 3-Year Expanded Distribution Agreements with Major U.S. Food Retailer; Expected to Generate $18 - $20 Million of Revenue Over the 3-Year Term

Expands assortment of potted and fresh-cut herbs and services

BELVIDERE, NJ, February 12, 2024, — Edible Garden AG Incorporated (“Edible Garden” or the “Company”) (Nasdaq: EDBL, EDBLW), a leader in controlled environment agriculture (CEA), locally grown, organic, and sustainable produce and products, today announced that the Company has signed 3-year agreements with a major U.S. food retailer to service, develop and expand the retailer’s current Edible Garden product assortment.

Mr. Jim Kras, Chief Executive Officer of Edible Garden, stated, “We are excited to expand our relationship with this retailer, which will allow us to broaden the product range within their retail store locations. Products that will be added to an already robust offering will include both potted and fresh-cut herbs, fresh-cut basil, and wheatgrass. Beyond just broadening our product offerings, the collaboration will include the design and introduction of fresh, innovative displays paid for by Edible Garden, as well as enhanced visibility and prominence of the brand on the retailer's shelves. We believe that the agreements will generate approximately $18 - $20 million in revenue over the initial three-year term.”

“These agreements underscore Edible Garden's dedication to strengthening relationships with all our retail partners as we are continually seeking innovative ways to better address their needs and simplify the shopping experience for their customers. At the heart of our operations, we remain committed to Edible Garden’s Simply Local, Simply Fresh® mission, ensuring that we deliver produce in a manner that is both sustainable and responsible."

ABOUT EDIBLE GARDEN®

Edible Garden AG Incorporated is a leader in controlled environment agriculture (CEA), locally grown, organic and sustainable produce and products backed by Zero-Waste Inspired® next generation farming. Offered at over 5,000 stores in the US, Edible Garden is disrupting the CEA and sustainability technology movement with its safety-in-farming protocols, use of sustainable packaging, patented GreenThumb software and self-watering in-store displays. The Company currently operates its own state-of-the-art greenhouses and processing facilities in Belvidere, New Jersey and Grand Rapids, Michigan, and has a network of contract growers, all strategically located near major markets in the U.S. Its proprietary GreenThumb 2.0 patented (US Nos.: US 11,158,006 B1, US 11,410,249 B2 and US 11,830, 088 B2) software optimizes growing in vertical and traditional greenhouses while seeking to reduce pollution-generating food miles. Its patented Self-Watering display (US No: US D1,010,365 S) enables retailers to present plants in their prime, reducing waste and offering superior products to consumers. Edible Garden is also a developer of ingredients and proteins, providing an accessible line of plant and whey protein powders under the Vitamin Way® and Vitamin Whey® brands. In addition, the Company offers a line of sustainable food flavoring products such as Pulp gourmet sauces and chili-based products. For more information on Edible Garden go to https://ediblegardenag.com/.

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Forward-Looking Statements

This press release contains forward-looking statements, including with respect to the Company’s overall profitability, ability to expand its distribution network and distribution relationships, and performance as a public company. The words “anticipate,” “believe,” “expect,” “objective,” “will,” “seek,” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are subject to a number of risks, uncertainties, and assumptions, including the retailer’s ability to terminate the agreements without cause upon 60 days’ prior written notice, the Company’s ability to perform its obligations under the agreements, market and other conditions and the Company’s ability to achieve its growth objectives, and other factors set forth in the Company’s filings with the Securities and Exchange Commission, including the Company’s annual report on Form 10-K for the year ended December 31, 2022 and subsequent quarterly reports on Form 10-Q. Actual results might differ materially from those explicit or implicit in the forward-looking statements, specifically the revenue expected to be generated under the agreements over a three-year period, due to the retailer’s ability to terminate the agreements without cause upon 60 days’ prior written notice. There can be no assurance that the Company will be able to realize the anticipated revenue from these agreements. The Company undertakes no obligation to update any such forward-looking statements after the date hereof to conform to actual results or changes in expectations, except as required by law.

Investor Contacts:

Crescendo Communications, LLC

212-671-1020

EDBL@crescendo-ir.com

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